SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):    July 26, 2005
                                                 -----------------------------

                          Source Direct Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                 (State of Other Jurisdiction of Incorporation)


        333-69414                               98-0191489
(Commission File Number)                 (IRS Employer Identification No.)


                 4323 Commerce Circle, Idaho Falls, Idaho 83401
               (Address of Principal Executive Offices) (Zip Code)


                                  208-529-4114
              (Registrant's Telephone Number, Including Area Code)

                     2345 N. Woodruff, Idaho Falls, ID 83401
          (Former Name or Former Address, if Changed Since Last Report)

Item 8.01.  Other Events

         Termination of Business Relationship with Benper, S.A. de C.V.

         As of July 26, 2005, Source Direct Holdings, Inc., a Nevada corporation with principal offices in Idaho Falls, Idaho (the "Company"), terminated all business relationships with Benper, S.A. de C.V. ("Benper"), a Mexican corporation. The Company and Benper had been in negotiations relating to the possibility of entering into a distributor agreement for certain of the Company's products in Mexico, Central America, and South America. However, the Company and Benper were unable to agree on terms for such an agreement, and accordingly, the Company terminated all current and future business relationships with Benper.

         Termination of Impact Sales Agreement

         The Company also agreed to terminate an agreement with Impact Sales, Inc. ("Impact Sales"), dated as of June 8, 2004 (the "Impact Agreement"). The Impact Agreement related to the distribution rights for certain of the Company's proprietary cleaning products to specified grocery retailers in the United States. The Company and Impact Sales mutually agreed to terminate the Impact Agreement. The termination was effective as of January 2005.

         Termination of MediaCorp QVC Agreement

         An agreement between the Company and MediaCorp Worldwide, L.L.C. ("MediaCorp"), dated September 17, 2004 (the "QVC Agreement"), expired as of its own terms and was not renewed by the Company and MediaCorp. The QVC Agreement related to the exclusive right granted to MediaCorp to establish a relationship between the QVC Home Shopping Network ("QVC") and the Company. The stated term of the QVC Agreement was for six months, or longer if MediaCorp secured an order for certain of the Company's products by QVC. The Company and MediaCorp decided not to extend the QVC Agreement, and as such, MediaCorp no longer has an exclusive right to seek to establish a relationship between the Company and QVC.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          Source Direct Holdings, Inc.


Date: July 27, 2005                       By:   /s/ Deren Smith
      -------------                           --------------------------
                                              Deren Smith, President